Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS; UPDATES 2018 OUTLOOK

Q2 Revenue Increased 30% Year-over-Year; Operating Income Up 80%

MINNEAPOLIS, MN, August 6, 2018 — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Summary:

•      Total revenue increased 30% year-over-year, to $34.1 million, compared to $26.3 million in second quarter 2017.

•      Flexitouch revenue increased 30% year-over-year, to $31.4 million, compared to $24.2 million in second quarter 2017.

•      Operating income of $1.3 million, compared to operating income of $0.7 million in second quarter 2017.

•      Net income of $2.6 million, compared to net income of $3.8 million in second quarter 2017.

•      Adjusted EBITDA of $4.3 million compared to Adjusted EBITDA of $2.3 million in second quarter 2017.

Second Quarter Highlights:

•      On April 9, 2018, the Company announced that its latest-generation Flexitouch system, the Flexitouch Plus, is commercially available throughout the United States for the treatment of lymphedema. The Company previously announced U.S. Food and Drug Administration (FDA) 510(k) clearance for the Flexitouch Plus in June 2017.

•      On June 4, 2018, the Company announced it had signed a purchase agreement with Wright Therapy Products, Inc. Under the terms of the agreement, Tactile Medical acquired the rights to a portfolio of 31 issued and pending patents, consisting of intellectual property related to Wright Therapy Products’ pneumatic compression therapy devices, which are used for the treatment of lymphedema, venous insufficiency, venous ulcers and other edematous conditions.

•      On June 22, 2018, the Company announced the publication of a new clinical study demonstrating the health and economic benefits of the Flexitouch system for chronic venous insufficiency-related lymphedema (“CVI-related lymphedema,” also known as “Phlebolymphedema”), compared to other treatment modalities. The study, titled Health and Economic Benefits of Advanced Pneumatic Compression Devices in Patients with Phlebolymphedema, was conducted by Lerman et al. and published in the Journal of Vascular Surgery.

Highlights Subsequent to Quarter End:

•      On August 3, 2018, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association for a senior secured credit facility. The Credit Agreement provides for a $10 million revolving credit facility with a three-year maturity. Borrowings under the Credit Agreement would bear interest at a rate of Libor plus 140 basis points to 215 basis points, depending on the Company’s total leverage ratio at the time. The Credit Agreement also includes a $25 million accordion feature. Subject to satisfaction of certain conditions, the accordion feature could allow the Company to expand the total aggregate principal amount of loans available under the Credit Agreement to up to $35 million. As of August 6, 2018, the Company had not borrowed under the Credit Agreement.

•      On August 6, 2018, the Company announced the appointment of Brent A. Moen to the position of Chief Financial Officer, effective September 2, 2018. Mr. Moen will succeed Lynn L. Blake, who will resign from her current role as Chief Financial Officer effective as of the close of business on September 1, 2018. Ms. Blake’s resignation is for personal reasons and not due to any disagreement with the Company on any matter, including related to the Company’s operations, policies, practices, financial reporting or controls. Ms. Blake will continue to advise the Company in a consulting role until March 2019 in order to facilitate a smooth transition.

“Our second quarter and first half results reflect strong operating and financial performance this year,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Flexitouch system sales continue to drive our revenue growth — increasing 34% over the first six months of 2018 — fueled by the powerful combination of a focused selling strategy, targeting high-volume accounts and the Veterans Administration hospital system, strong sales team execution and our expansion of in-network coverage with commercial insurers. Our second quarter revenue growth also benefitted from the full launch of our new Flexitouch Plus system, which is progressing well and continues to garner positive feedback from clinicians and patients. In addition to our robust revenue growth in the second quarter and first half of 2018, we also achieved improved operating income.”

“As we announced in a separate press release this evening, the Company has appointed Brent Moen, a tenured financial executive with over 20 years of managerial experience, to lead our continued development as incoming Chief Financial Officer, effective September 2, 2018. Mr. Moen will succeed our current CFO, Lynn Blake, who will continue to provide support and assist with the transition in a consulting role until March 2019.”

Mr. Mattys continued, “Looking ahead, we are increasing our annual revenue guidance based on our first half results and we expect to leverage our strong revenue growth into improved profitability this year. In addition to remaining focused on these objectives, we will continue to enhance the quality of life for our patient customers by providing them with clinically proven, at-home treatments for their chronic conditions.”

Second Quarter 2018 Financial Results

Total revenue for the second quarter of 2018 increased $7.9 million, or 30%, to $34.1 million, compared to $26.3 million for the quarter ended June 30, 2017. The increase in revenue was primarily attributable to an increase of $7.1 million, or 30%, in Flexitouch system sales. The increase in Flexitouch system sales was largely driven by expansion of our salesforce, growth in the Veterans Administration channel, increased physician and patient awareness of the treatment options for lymphedema, and expanded contractual coverage with national and regional insurance payers.

Gross profit for the second quarter of 2018 increased $5.3 million, or 28%, to $24.5 million, compared to $19.2 million in the second quarter of 2017. Gross margin was 71.8% of sales in the second quarter of 2018, compared to 73.2% of sales in the second quarter of 2017. The current period gross margin was impacted by the Flexitouch Plus launch in the quarter.

Operating expenses for the second quarter of 2018 increased $4.7 million, or 25%, to $23.2 million, compared to $18.5 million in the second quarter of 2017. The increase in operating expenses in the second quarter was primarily driven by an increase of $3.8 million, or 36% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion and marketing activities to increase awareness. The year-over-year increase in operating expenses was also impacted by a $1.1 million, or 17%, increase in reimbursement, general and administrative expenses.

Operating income for the second quarter of 2018 increased $0.6 million, or 80%, to $1.3 million, compared to operating income of $0.7 million in the second quarter of 2017.

Income tax benefit for the second quarter of 2018 was $1.1 million, compared to an income tax benefit of $3.0 million in the second quarter of 2017. The tax benefit recognized in the second quarters of 2018 and 2017 related to tax-deductible stock-based compensation activity in each period.

Net income for the second quarter of 2018 decreased approximately $1.2 million, or 32%, to $2.6 million, or $0.13 per diluted share, compared to net income of $3.8 million, or $0.20 per diluted share, in the second quarter of 2017.  The decrease in net income was primarily driven by a $1.9 million decrease in the tax benefit recognized in the current quarter, compared to the second quarter of 2017. Weighted average shares used to compute diluted net income per share were 19.3 million and 18.8 million for the second quarters of 2018 and 2017, respectively.

Adjusted EBITDA for the second quarter of 2018 increased approximately $2.0 million year-over-year to $4.3 million, compared to Adjusted EBITDA of $2.3 million in the second quarter of 2017.

First Half 2018 Financial Results:

Total revenue for the six months ended June 30, 2018 increased $14.9 million, or 32%, to $61.0 million, compared to $46.1 million for the six months ended June 30, 2017. The increase in revenue was primarily driven by an increase of approximately $14.2 million, or 34%, year-over-year in sales of the Flexitouch system.

Net income for the six months ended June 30, 2018 increased $0.2 million, to $2.5 million, or $0.13 per diluted share, compared to net income of approximately $2.3 million, or $0.12 per diluted share, for the six months ended June 30, 2017. Weighted average shares used to compute diluted net income per share were 19.2 million and 18.7 million for the six months ended June 30, 2018 and 2017, respectively.

Adjusted EBITDA for the six months ended June 30, 2018 increased approximately $3.8 million to $4.4 million, compared to $0.6 million for the six months ended June 30, 2017.

Cash Position

At June 30, 2018, cash, cash equivalents and marketable securities were $41.1 million, compared to $43.9 million at December 31, 2017. The Company had no debt outstanding at June 30, 2018.

On August 3, 2018, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association for a senior secured credit facility. The Credit Agreement provides for a $10 million revolving credit facility with a three-year maturity and also includes a $25 million accordion feature. Subject to satisfaction of certain conditions, the accordion feature could allow the Company to expand the total aggregate principal amount of loans available under the Credit Agreement to up to $35 million.

As of August 6, 2018, the Company had not borrowed under the Credit Agreement.

2018 Financial Outlook

For 2018, the Company now expects revenue in the range of $134 million to $135 million, representing growth of 23% to 24% year-over-year, compared to revenue of $109.3 million in 2017.  This compares to the Company’s prior guidance range of $132 million to $134 million.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 6 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 4599514. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 4599514. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In thousands, except share and per share data)	2018	2017
Assets
Current assets
Cash and cash equivalents	$17,320	$23,968
Marketable securities	23,802	19,944
Accounts receivable, net	17,529	17,623
Inventories	16,437	11,040
Income taxes receivable	5,205	2,119
Prepaid expenses and other current assets	947	2,178
Total current assets	81,240	76,872
Property and equipment, net	4,012	3,776
Other assets
Intangible assets, net	2,984	2,218
Medicare accounts receivable, long-term	1,648	2,718
Deferred income taxes	2,648	2,662
Other non-current assets	201	201
Total other assets	7,481	7,799
Total assets	$92,733	$88,447

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,649	$4,253
Accrued payroll and related taxes	5,520	6,706
Accrued expenses	2,033	2,598
Future product royalties	9	17
Other current liabilities	316	945
Total current liabilities	12,527	14,519
Long-term liabilities
Accrued warranty reserve, long-term	1,437	1,141
Total liabilities	13,964	15,660

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 18,313,061 shares issued and 18,286,975 shares outstanding as of June 30, 2018; 17,872,465 shares issued and 17,846,379 shares outstanding as of December 31, 2017	18	18
Additional paid-in capital	73,678	70,224
Retained earnings	5,604	3,082
Accumulated other comprehensive loss	(38)	(44)
Less: treasury stock, at cost — 26,086 shares as of June 30, 2018 and December 31, 2017	(493)	(493)
Total stockholders’ equity	78,769	72,787
Total liabilities and stockholders’ equity	$92,733	$88,447

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2018	2017	2018	2017
Revenues, net	$34,133	$26,264	$60,981	$46,114
Cost of goods sold	9,610	7,034	16,919	12,658
Gross profit	24,523	19,230	44,062	33,456
Operating expenses
Sales and marketing	14,452	10,645	27,009	20,811
Research and development	1,289	1,465	2,726	2,583
Reimbursement, general and administrative	7,471	6,390	14,843	12,264
Total operating expenses	23,212	18,500	44,578	35,658
Income (loss) from operations	1,311	730	(516)	(2,202)
Other income	132	64	223	119
Income (loss) before income taxes	1,443	794	(293)	(2,083)
Income tax benefit	(1,129)	(2,993)	(2,815)	(4,366)
Net income	$2,572	$3,787	$2,522	$2,283
Net income per common share
Basic	$0.14	$0.22	$0.14	$0.13
Diluted	$0.13	$0.20	$0.13	$0.12
Weighted-average common shares used to compute net income per common share
Basic	18,155,543	17,176,386	18,076,546	17,028,237
Diluted	19,313,156	18,814,565	19,204,100	18,713,421

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2018	2017
Cash flows from operating activities
Net income	$2,522	$2,283
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	1,687	664
Stock-based compensation expense	3,258	2,137
Change in allowance for doubtful accounts	250	(296)
Loss on disposal of equipment	3	—
Changes in assets and liabilities:
Accounts receivable	(156)	2,389
Inventories	(5,397)	(3,077)
Income taxes receivable	(3,086)	(5,263)
Prepaid expenses and other assets	231	354
Medicare accounts receivable — long-term	1,070	(138)
Accounts payable	309	851
Accrued payroll and related taxes	(1,186)	(3,574)
Accrued expenses and other liabilities	(896)	688
Future product royalties	(8)	(33)
Net cash used in operating activities	(1,399)	(3,015)
Cash flows from investing activities
Proceeds from sales and maturities of marketable securities	9,000	1,000
Purchases of marketable securities	(11,844)	(11,049)
Purchases of property and equipment	(1,700)	(1,516)
Intangible asset costs	(901)	(23)
Other investments	—	(145)
Net cash used in investing activities	(5,445)	(11,733)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,791)	(153)
Proceeds from exercise of common stock options and warrants	571	579
Proceeds from the issuance of common stock from the employee stock purchase plan	1,416	2,210
Shares repurchased to cover taxes from restricted stock award vesting	—	(493)
Net cash provided by financing activities	196	2,143
Net change in cash and cash equivalents	(6,648)	(12,605)
Cash and cash equivalents — beginning of period	23,968	30,701
Cash and cash equivalents — end of period	$17,320	$18,096
Supplemental cash flow disclosure
Cash paid for taxes	$436	$898
Capital expenditures incurred but not yet paid	$87	$294

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, plus income tax benefit, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Net Income to Adjusted EBITDA.

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(In thousands)	2018	2017	$	%	2018	2017	$	%
Net income	$2,572	$3,787	$(1,215)	(32.1)%	$2,522	$2,283	$239	10.5%
Interest income, net	(136)	(64)	(72)	112.5%	(244)	(119)	(125)	105.0%
Income tax benefit	(1,129)	(2,993)	1,864	(62.3)%	(2,815)	(4,366)	1,551	(35.5)%
Depreciation and amortization	1,224	366	858	234.4%	1,687	664	1,023	154.1%
Stock-based compensation	1,777	1,180	597	50.6%	3,258	2,137	1,121	52.5%
Adjusted EBITDA	$4,308	$2,276	$2,032	89.3%	$4,408	$599	$3,809	635.9%

The following table summarizes revenues by product for the three and six months ended June 30, 2018 and 2017:

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2018	2017	$	%	2018	2017	$	%
Flexitouch System	$31,356	$24,208	$7,148	29.5%	$55,886	$41,734	$14,152	33.9%
Entre / Actitouch Systems	2,777	2,056	721	35.1%	5,095	4,380	715	16.3%
Total Revenue	$34,133	$26,264	$7,869	30.0%	$60,981	$46,114	$14,867	32.2%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com